Exhibit 99.3

                     STATEMENT ON SCOPE AND ORGANIZATION OF
                             THE BOARD OF DIRECTORS
                          OF THE SERVICEMASTER COMPANY
                              Revised March 8, 2002


I.        PREAMBLE

          From time to time the Board of Directors of ServiceMaster has reviewed its organization, composition and overall effectiveness. As a result of such reviews, it has changed and revised this Statement on Scope and Organization of the Board. During the past two years, the Board has conducted another such review and has considered various subjects including its size and composition, the combination of the role of Chairman and Chief Executive Officer ("CEO"), the function and designation of standing committees, the participation of management as senior advisors, and the continuing role and emphasis of the Company's four objectives. In the process, the Board also has developed certain guiding principles for its continued and future effectiveness. This statement incorporates certain changes and revisions as a result of this review and confirms the commitment of the Board to provide responsible governance and exercise of authority on behalf of shareholders, employees and customers.

II.       PURPOSE

          Delaware law provides that "the business and affairs of every corporation... shall be managed... by or under the direction of the Board of Directors." The purpose of this statement is to describe the manner in which ServiceMaster will be managed by or under the direction of its Board of Directors within the framework of its corporate objectives To Honor God In All We Do, To Help People Develop, To Pursue Excellence, and To Grow Profitably and for the benefit of its stakeholders.

          This statement is intended as a guide. It does not supersede or replace ServiceMaster's Amended and Restated Certificate of Incorporation ("Charter") or By-Laws, nor is it intended to govern or limit the enforceability or validity of any action taken by ServiceMaster, its Board, or any committee of the Board. This statement does not impose or impute a higher duty or standard of care for the Board or any individual director than would otherwise be required by law.

III.      SCOPE

          Except in the case of the appointment or removal of the CEO or in other situations where initiation of the Board is required, the Board performs its management functions through the CEO by (1) approving or disapproving policies, plans, decisions, or appointments initiated by the CEO and (2) conducting periodic reviews



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          of performance, compliance, reporting and disclosure, leadership development, and succession planning by the CEO.

IV.       GUIDING PRINCIPLES & METHODOLOGY

          In meeting its responsibilities, the Board acts as a whole or through one or more of its committees. The Board conducts its work through regularly scheduled and special meetings. For the Board to be effective it should: (1) be comprised of strong, experienced individuals with clearly defined skills and understanding of the business and the public requirements of the Company and with a diversity of gender, ethnicity, culture and race, (2) empower its standing committees to accomplish their specialized functions, (3) require of management appropriate reviews and disclosures to assure a process of accountability in the exercise of governance and the delegation of authority, (4) maintain a continuity with the heritage of the past, (5) foster a continued understanding and implementation of ServiceMaster's four objectives and (6) be willing always to change its composition and method of operation in order to realize the opportunities of the future and create value for the shareholders.

          At least annually, or as the Board deems appropriate, the Board reviews and considers:

          1.            Agenda Planning:

                        The Board through its Chairman determines the agenda of its meetings. Agendas are planned for a period of at least 18 months in advance with the objective of having the Board and its committees informed with respect to material and relevant matters relating to the operation and future direction of the Company. Any director may request an item to be added to an agenda.

          2.            Review of the CEO's Goals and Performance Objectives:

                        The CEO reviews with the Board his or her goals and performance objectives for the ensuing period. The purpose of this review is to accomplish a common understanding between the Board and CEO of the focus and direction of management and the allocation and application of resources of the Company for the defined period.

          3.            Financial Reporting and Budgets:

                        At regularly scheduled meetings of the Board, the CEO provides a review of the financial condition and results of operation of the Company and outlook for the future. At least annually the CEO submits an operating and capital budget for the ensuing three-year period.

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          4.            Compensation:

                        The compensation of the CEO is determined by the Board acting through its Compensation and Leadership Development Committee. The compensation of a select group of other senior officers of the firm is determined in a like manner after initiation and recommendation by the CEO. The compensation of the five highest paid officers is reported to the Board at least annually.

          5.            Planning:

                        The CEO organizes and carries on the strategic planning function of the Company, and the Board participates in this process as the CEO deems appropriate. The CEO should keep the Board apprised of changing trends and developments. A strategic plan with growth goals is submitted for approval at least every three years.

          6.            Organization:

                        Organizational planning and changes in senior management assignments are reported from time to time by the CEO. The Board approves the selection by the CEO of members of senior management. The Board periodically reviews with the CEO planning for CEO succession within the Company. The Board acting through its Compensation and Leadership Development Committee also periodically reviews with the CEO planning for leadership succession (other than the CEO) within the Company.

          7.            Commitment Authority:

                        The Commitment Authority Policy is determined by the Board acting through its Audit and Finance Committee. The Policy should be reviewed by the Board every three years.

          8.            Financial Reporting Requirements and Review of Auditors:

                        Public financial reporting requirements, Annual Reports, and management outlooks projecting for the public future financial condition and results of operations should be reviewed and determined by the Board acting through its Audit and Finance Committee. All such reports are available for Board members' review and comment. Communication with and review of the work of outside auditors also are determined by the Board through its Audit and Finance Committee.

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          9.            The Conduct and Responsibility of Board Members:

                        The conduct and actions of the Board and its members should be reviewed periodically by the Governance and Nominating Committee. The Board and each director has an obligation to perform in good faith, in a manner believed to be in the best interests of the Company and consistent with the Company's four corporate objectives. "Performing in good faith" means performing diligently, in an honest manner, in accordance with the Company's policy of "Do the Right Thing", with no undisclosed conflict of interest, and with recognition of the confidentiality concerning matters involving the Company. There shall be no disclosure by a director of any matter discussed at a meeting of the Board except as to a matter specifically designated for public disclosure. The "best interests of the Company" means performing with a view to long-term value creation for the benefit of shareholders, quality service for the benefit of customers and growth opportunities for employees of the Company. As these stakeholders are satisfied, the best interests of the Company are accomplished.

          10.           Succession Planning for CEO:

                        The Board and the CEO should periodically conduct a review of succession planning for the CEO.

V.        REPRESENTATION:

          The fundamental responsibility of the Board is to represent the interest of the stakeholders of the Company with a primary emphasis on the interests of shareholders. No member of the Board is to be representative of any special interest or ownership group. Varying social, political, environmental and economic areas of interest touched or influenced by the operations of the Company are regularly reviewed by the Board and considered in its decision making.

VI.       COMMUNICATIONS:

          For the Board to meet its responsibility, there must be an effective flow of information between management and the Board. This information flow takes place in a number of different ways including the presentation of financial and other reports that are meaningful and comprehensible; direct personal reporting by the CEO and other members of the management; a free exchange of information among staff, the CEO, and individual directors; visits by the Board to various sites of operation; participation by various Board members in special meetings or functions of the Company and actual participation by management at Board or Committee meetings. The CEO should


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          establish a meeting schedule to provide directors regular
          opportunities to meet with senior management. Directors may, after consultation with the CEO, make inquiry of anyone within the Company and consult directly with the Company's principal outside advisers, including the Company's independent public accountants and outside legal counsel. In the process of making inquiry, the director should not disclose confidential information and should not be involved in any direction or management of the employees involved and should report back to the CEO any relevant conclusions or findings. A director should notify the Chairman before accepting another board membership of a public company and no employee member of the Board should accept membership on a public board without approval of the Board.

VII.      ORGANIZATION:

          Composition

          The Board shall have the objective of having ten to twelve members with not more than two members from management. The majority of the Board's members shall satisfy the independence requirement of the Charter. The differences in experience and skills of the directors should reflect the business, technology, financial, accounting, marketing and people needs and public requirements of the Company. The Board should have a diversity of gender, ethnicity, culture and race. Each director should agree to support the four objectives of the Company. No Board member shall be employed by or financially related to any major supplier. No Board member shall have a relation to or connection with a competitor of the Company. Each director must be younger than age 70 at the date he or she is elected. The performance and contribution of each director completing his or her term is reviewed with each director by the Chairman of the Governance and Nominating Committee and the Chairman of the Board prior to his or her nomination for re-election. The results of these assessments are reviewed with the Board.

          A member of management other than the CEO normally does not serve as a director. A former member of management may serve as a director where the Board has determined that such service is needed for continuity or expertise.

                  Chairman

                  The Board shall elect from among its members a Chairman who also may be the CEO of the Company. The Chairman schedules and calls Board meetings, prepares the agenda for Board meetings, chairs and moderates Board meetings, leads the Board and serves Board committees. The Chairman is an officer and employee of the Company.

                  Chairman of the Executive Committee

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                  The Board may from time to time elect from one of its members a Chairman of its Executive Committee. In addition to chairing and moderating Executive Committee meetings, the Chairman of the Executive Committee performs such other duties as the Board and its Chairman may from time to time determine. At the request of the Chairman of the Board, the Chairman of the Executive Committee, if different than the Chairman of the Board, assists in agenda planning, participates in periodic reviews of the business with the Chairman and CEO, and is available to the Chairman and CEO for advice and counsel.

                  Meetings

                  The Board meets four or more times per year and holds its meetings at such locations as the Board or its Chairman shall from time to time determine. A special meeting of the Board may be called by or at the request of the Chairman or a majority of the Board.

                  Each Board meeting is opened with a devotional thought relating to the recognition and application of the first objective of the Company to the operation of the business. Minutes are taken of every meeting and distributed to Board members before the next meeting. Each director should have full opportunity to present views, ask questions, and discuss with other members of the Board the business at hand. Those matters involving resolutions shall be voted on and the vote appropriately recorded. While it is recognized that most actions are taken during regular meetings, it is also recognized that telephone conference-call meetings or actions by written consent may be required from time to time. All meetings of the Board and meetings of the committees of the Board are confidential sessions, except when others are invited to attend or as otherwise may be provided by the Board.

                  Agenda

                  The Chairman shall have the primary responsibility for determining the agenda, and the CEO shall have the responsibility of preparing full and adequate information on agenda items. The agenda proposed for meetings of the Board shall be circulated to all members of the Board for the addition of items or the amplification of items as proposed. The proposed agenda and, to the extent feasible and appropriate, supporting information and data for matters to be considered are distributed to Board members in advance of the meeting to allow study and consideration.

                  Committees

                  The Board shall establish committees to perform certain functions. The number of committees and their special assignments may vary from time to time. After initiation by the Chairman, the Governance and Nominating Committee

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                  recommends to the Board for its consideration and appointment the membership of each Committee. The standing committees of the Board are: the Executive Committee; the Audit and Finance Committee; the Compensation and Leadership Development Committee; and the Governance and Nominating Committee. No member of the present or former management of the Company may serve on any standing Committee of the Board except the Executive Committee. The Audit and Finance Committee shall approve and recommend for approval by the Board a charter setting forth such Committee's authority and responsibilities with respect to the audit function of the Committee as required by law or regulation. The Audit & Finance Committee, with respect to its finance function, and the Compensation and Leadership Development Committee and the Governance and Nominating Committee may each approve and recommend for approval by the Board a charter setting forth such Committee's authority and responsibilities. A report on each Committee meeting is made to the full Board. The Chairman of the Board or the respective Chairman of each of the Audit and Finance Committee, Compensation and Leadership Development Committee, and Governance and Nominating Committee may call a special meeting of that Committee at any time if deemed advisable.

                  Executive Committee

                  The Executive Committee is made up of the Chairman, CEO, chairman of the other standing committees and the Chairman of the Executive Committee if so elected. The Chairman of the Board may initiate changes in the membership of this Committee through recommendations to the Governance and Nominating Committee as set forth in the preceding paragraph. This Committee meets with the CEO and others, as designated, at special meetings called by the Chairman of the Board, or a majority of the Board or this Committee. The Executive Committee may act on behalf of the Board between regularly scheduled Board meetings. It also may be convened from time to time by the CEO for advice and counsel relating to matters not ready for Board action.

                  Audit and Finance Committee

                  The Audit and Finance Committee shall be made up of at least three members of the Board who are "independent" within the meaning of the rules of the New York Stock Exchange. The Audit Committee has the responsibility of assisting the Board by giving specific attention to the published financial reports of the Company including the Annual Report to Shareholders, the Annual and Quarterly reports filed with the Securities and Exchange Commission and proxy material. The Audit Committee reviews these statements, the underlying financial principles, and the accounting controls used in their preparation provide adequate and fair disclosure and that these statements reasonably present the financial position of the Company, including any of its contingent liabilities.

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                  The Audit Committee each year initiates the selection of the independent auditors to be retained to audit the books and records of the Company for the ensuing fiscal year and recommends the selected independent auditors to the Board. The Audit Committee's work includes the review of the content and adequacy of the work of the independent auditors and their reports and the review of the content and adequacy of the work of the Internal Audit Staff of the Company and their reports.

                  The Committee also acts as the Finance Committee of the Board. In that capacity, it acts on behalf of the Board to review from time to time matters relating to stock repurchases, acquisitions, financing, and venture fund investments.

                  Governance and Nominating Committee

                  The Governance and Nominating Committee shall be made up of at least three members of the Board who are not employees of the Company. The Committee, with concurrence of the Chairman and CEO, recommends to the full Board for their approval the nominees to be elected by the shareholders at the annual meeting of shareholders. This Committee also recommends to the full Board the persons to fill vacancies caused by death, resignation, or retirement of an existing director, or to fill new directorships if established. The Committee considers individuals recommended by shareholders for election to the Board. The Committee also acts in conjunction with the Chairman on appointments to Board Committees. The Chairman of the Committee works with the Chairman of the Board in the process of conducting performance reviews of the Board, its Committees and directors and is responsible from time to time for such other matters as the Board determines.

                  Compensation and Leadership Development Committee

                  The Compensation and Leadership Development Committee shall be made up of at least three members of the Board who are "outside directors" within the meaning of Internal Revenue Service regulations and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The primary function of this Committee is to establish compensation policies with respect to senior management and review and recommend the compensation of the CEO and also to review the CEO's recommendations with regard to the compensation of senior management and other compensation matters. The Committee also conducts performance and development reviews of the CEO and such other reviews of leadership, people development and succession as the CEO and Committee from time to time determine.


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Board/Scope&OrganRevised2-27-02